NEWSRELEASE

 Norfolk Southern Corporation, Three Commercial Place, Norfolk, Va  23510-2191

FOR IMMEDIATE RELEASE

September 16, 2008

NORFOLK SOUTHERN AND BLET REACH NEW AGREEMENT

NORFOLK, VA. -- Norfolk Southern Railway Company and the Brotherhood of Locomotive Engineers and Trainmen (BLET) have reached a new agreement that will continue to link engineer compensation to company performance through 2014. The BLET has participated in such a bonus program since 1996.

The new agreement covers approximately 5,000 engineers and provides each engineer the opportunity for an annual bonus payment based on company financial and service performance metrics and, for the first time, his or her work availability in the previous year.

Other highlights of the agreement include annual wage increases totaling 19 percent from 2009 through 2014, enhancements to the BLET's 401k plan, increased incentive pay for weekend/holiday work, reduced employee costs for the BLET disability plan, and increased pay for engineers who assist in training new engineers. The annual wage increases average approximately 3.2 percent per year. Eligible engineers will receive up to two lump-sum payments: a signing bonus of $1,200 by Dec. 1, 2008, and a lump-sum bonus payment of $3,500 by Jan. 1, 2009.

BLET General Chairman Ray Wallace said, "The BLET has enjoyed a strong partnership with Norfolk Southern over the years. This agreement ensures that Norfolk Southern's success will continue to be financially beneficial to our members."

BLET General Chairman Cole Davis added, "Engineers are an integral part of Norfolk Southern operations. The financial package in this agreement ensures that our members are compensated for their contributions to the company's performance."

BLET General Chairman Willard Knight concluded, "This agreement recognizes and rewards the hard work that our members perform each day to improve Norfolk Southern's prosperity."

Norfolk Southern Vice President Labor Relations Harold Mobley said, "Reaching a long term agreement that links engineer compensation to our corporate goals will allow all of us to continue to focus on the railroad's safety, operating efficiency, and customer service."

            Norfolk Southern Corporation (NYSE: NSC) is one of the nation's premier transportation companies. Its Norfolk Southern Railway subsidiary operates approximately 21,000 route miles in 22 states and the District of Columbia, serving every major container port in the eastern United States and providing superior connections to western rail carriers. Norfolk Southern operates the most extensive intermodal network in the East and is North America's largest rail carrier of metals and automotive products.

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Norfolk Southern contacts:

(Media) Susan Terpay, 757-823-5204 (susan.terpay@nscorp.com)

(Investors) Leanne Marilley, 757-629-2861 (leanne.marilley@nscorp.com)